Caseys General Stores Inc (Q2 FY 2018 Earnings) December 12, 2017

Corporate Speakers:

•	Bill Walljasper; Casey’s General Stores, Inc.; CFO and SVP

•	Terry Handley; Casey’s General Stores, Inc.; CEO, President, Director

Participants:

•	Shane Higgins; Deutsche Bank AG; Analyst

•	Ryan Gilligan; Barclays PLC; Analyst

•	Bonnie Herzog; Wells Fargo Securities; Analyst

•	Ryan Domyancic; William Blair & Company L.L.C; Analyst

•	Irene Nattel; RBC Capital Markets, LLC; Analyst

•	Kelly Bania; BMO Capital Markets Equity Research; Analyst

•	Ben Brownlow; Raymond James; Analyst

•	Anthony Lebiedzinski; Sidoti & Company; Analyst

•	Unidentified Participant

PRESENTATION

Operator: Welcome to the Casey's General Stores' Second Quarter Earnings Conference Call.

(Operator Instructions)

And as a reminder, this conference is being recorded.

I would now like to introduce your host for today's conference, Mr. Bill Walljasper, Chief Financial Officer. Sir, you may begin.

Bill Walljasper: Good morning, and thank you for joining us to discuss Casey's results for the quarter ended October 31. I'm Bill Walljasper, Chief Financial Officer. Terry Handley, President and Chief Executive Officer, is also here.

Before we begin, I'll remind you that certain statements made by us during this investor call may constitute forward-looking statements within the meaning of the private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements relating to our possible or assumed future results of operations, business strategies, growth opportunities and performance improvements at our stores.

There are a number of known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, which are also described in our most recent annual report on Form 10-K and quarterly report on Form 10-Q as filed with the SEC and available on our website.

Any forward-looking statements made during this call reflect our current views as of today with respect to future events, and Casey's disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. We'll take a few minutes to summarize the results of the second quarter, then afterwards open for questions about our results.

I would now like to turn the call over to Terry to discuss our results.

Terry Handley: Thank you, Bill, and good morning, everyone.

As most of you have already seen, diluted earnings per share for the second quarter were $1.28 compared to $1.44 a year ago. The quarter started off with strong sales during the month of August. Unfortunately, we were unable to maintain that pace throughout the remainder of the quarter as we have experienced softer traffic in the back half of the period which adversely impacted sales.

Year-to-date diluted earnings per share were $2.75 compared to $3.14 in the same period last year. In the fuel category, our retail pricing strategy allowed us to achieve an increase in same-store gallons sold of 1.9% which continues to outpace miles driven reported by the United States Department of Transportation and our publicly-traded peers.

Total gallons sold for the quarter rose 5.7% to $562 million. The average retail price of fuel during this period was $2.33 a gallon compared to $2.10 last year. During the quarter, we experienced an increase in wholesale fuel cost volatility, primarily due to the hurricane activity. As a result, the average fuel margin in the quarter was $0.197 per gallon.

Year-to-date, the fuel margin $0.195 per gallon, which is at the high-end of our annual guidance. The second quarter margin benefited from the sale of renewable fuel credits, commonly known as RINs. During the quarter, we sold 17.3 million RINs to $14.5 million. RINs are currently trading around $0.90.

For comparison purposes going forward, last year in the third quarter, the average RINs sold for approximately $0.89. Same-store gallons sold year-to-date were up 1.8% which is at the top of our annual guidance. The total gallons sold for the year of 5.6% to $1.1 billion. Due to the higher fuel margin in the quarter compared to the same period a year ago and increased gallons sold, gross profit dollars in the fuel category grew 11.7% to $110.7 million.

Total sales in the Grocery & Other Merchandise category were up 5% to $572.2 million in the second quarter. Same-store sales were up 2.5% during the quarter which was towards the lower end of our guidance due to slower traffic in October that we believe was attributable to multiple adverse weather patterns throughout the month. However, we continue to outpace market data in our operating region.

The average margin in the quarter was 32%, consistent with the year ago in the same period and at the top end of our annual guidance. As a result, gross profit for the quarter in the category was up nearly 5% to $183 million. For the year, same-store sales were up 2.8% with total sales up 5.3% to $1.2 billion. The average margin year-to-date was 31.9%.

We were pleased with the gains in the category in light of the current environment and we are experiencing -- that we are currently experiencing and we remain optimistic about our long-term growth opportunities as we benefit from the continued rollout of major remodels, replacement stores and new store openings.

In the Prepared Food & Fountain category, total sales were up 5.5% to $262 million for the quarter. Same-store sales were up 2.1% which fell below our annual guidance. After starting the quarter off strong in the month of August, this category was the most affected in the back half of the quarter, especially in October with the previously mentioned adverse weather patterns that drove negative same-store customer count for the month.

We recognize that our customers continue to be value-conscious and we have seen how well the fuel saver program has resonated with them over the years. Beginning in December 1, we kicked off a Pizza to Pump promotion. The program offers a $0.10 per gallon coupon on up to 20 gallons of fuel for the purchase of any large pizza. We have offered this promotion in the past in select areas of our market with great success.

As retail fuel prices have risen recently, we believe this offer will lessen the strain on our consumers. The average margin for the second quarter was 61.3%, down 160 basis points from a year ago primarily due to an increase in sales and higher input cost. The average cost achieved is locked-in at our Ankeny distribution center through December, 2017, at $1.86 per pound.

The market was recently -- has recently been favorable for the cheese pricing giving us the opportunity to enter into a new forward buy of cheese. We are currently locked in for nearly all of cheese through December, 2018 at a price of approximately $1.87 per pound.

In the quarter, prepared food gross profit dollars rose 2.7% to $160.5 million. Year-to-date, same-store sales were up 2.9% with an average margin of 61.9%. Based on our year-to-date results, we have revised our annual same-store sales guidance range down from 6% to 2, to 4%.

We are encouraged about our long-term growth outlook in this area as we continue to benefit from the rollout of our growth programs, new store openings and the implementation of price optimization as well as the new digital engagement platform.

At the 6-month mark, operating expenses were up 9.7%. For the quarter, operating expenses increased 9.4% to $322.9 million. Approximately 60% of this increase was due to a rise in wages and favorable taxes primarily related to operate in more stores compared to a year ago in the same period.

In addition, we experienced the combined increase of $4.1 million in credit card fees and fuel expense, primarily due to increased retail fuel prices in the quarter. This had 140 basis point adverse impact to the quarterly operating increase. We continue to make gains in controlling our operating expenses. Store level operating expenses for open stores not impacted by any of the growth programs were up approximately 3.7% in the second quarter.

Without the impact from the increase of store manager's salary stemming from the proposed change by the Department of Labor a year ago, store level expenses would have been up approximately 2.7%. The unchanged numbers included the adverse impact from the higher credit card fees mentioned previously. Operating expenses will continue to be an area of focus throughout the year.

I would now like to turn the call over to Bill to discuss the financial statements.

Bill Walljasper: Thanks, Terry.

On the income statement, total revenue in the quarter was up over 12% to $2.2 billion, primarily due to an 11% increase in the retail price of fuel for the second quarter last year, and increase sales gains mentioned previously as well as increased number of stores in operation this quarter compared to the same period a year ago.

Depreciation was up 11.3%. We expect depreciation to increase in the second half of the year as we accelerate the number of new store openings. Year-to-date total revenue was up 9.2%. The effective tax rate in the quarter was 36.93%, up 80 basis points primarily due to a decrease in favorable permit differences and the change in the Illinois state tax rate that went into effect during the first quarter.

Recently, we received a number of inquiries regarding the potential impact to Casey's with the new tax reform bill. There are many aspects to this reform and the provisions are still being debated and reconciled between the Senate and the House.

However, as it stands currently taking into account all the changes in the new tax law, we anticipate it will have a significant onetime favorable impact on earnings per share when it becomes effective, as Casey's will reset our deferred tax liabilities at a new lower corporate tax rate. Going forward in future years, the company will benefit from the substantially lower corporate effective tax rate.

Our balance sheet continues to be strong. At October 31st, cash and cash equivalents were $285.2 million, up from $76.7 million at the end of the fiscal year, primarily due to additional debt we secured for future growth offset by share repurchases. Long-term debt, net of maturities, was $1.3 billion.

At the six-month mark, we generated $242 million in cash flow from operations and capital expenditures were $271.6 million, compared to $209.2 million a year ago in the same period. We expect capital expenditures to increase as new store construction accelerates with flows and additional acquisitions and we complete more major remodels during the second half of our fiscal year.

Lastly, I would like to give you an update on the progress of the share repurchase program. As a reminder, the program authorizes purchase of up to $300 million of common stock over the course of two years. As the press release indicated during the second fiscal quarter, we repurchased over 510,000 shares for approximately $55 million.

Since the start of the program, we have repurchased nearly 1.7 million of shares. We continue to believe our share repurchase program is important to in providing shareholder value.

I would now like to turn the call back to Terry to talk about our unit growth and update on our growth programs. Terry?

Terry Handley: Thanks, Bill.

This quarter, we opened 10 new store constructions and completed 13 replacement stores. We acquired 11 stores and have 16 additional acquisition stores under agreement to purchase. We also completed 17 major remodels in the quarter. In addition to all of this activity, we currently have 66 new stores, 18 replacement stores and 14 major remodels under construction.

Currently, we have 134 sites under agreement for new builds. We are also encouraged by the increase in acquisition activity. We believe this is in part related to the continued challenges and the economic environment in our marketing territory. Our store count at the end of this quarter was 2,003. Given our strong balance sheet and expanded geography, we are positioned very well for future growth.

We are also excited to celebrate the milestone of opening of our 2,000th store in Russellville, Kentucky. Growth programs continue to be a key part of our long-term strategy. During the first 6 months, we converted 65 locations to a 24-hour format and 75 stores to pizza delivery format. In addition to these conversions, we have also completed 28 major remodels. For the fiscal year, we are planning to complete 75 major remodels.

Currently, we have a total of 1,062 stores that are open 24 hours, 655 stores that deliver pizza and 492 stores that have been remodeled. In addition to these programs, we are encouraged by the performance of our online ordering program.

Total downloads of the mobile app have now exceeded 1 million. The amount of pizza orders completed online has climbed to 16% and the basket ring of an online order continues to be around 20% higher compared to a telephonic order.

At this time, I would like to update you on the progress of our price optimization and digital engagement programs mentioned in our previous earnings calls. Since that time, we have engaged separate consultants for each program. Each consultant is currently going through an assessment phase which will clarify our present state and provide a roadmap and timeline associated with the development and integration of each program.

This assessment phase will be completed in January. We will update all of you in more detail at our earnings call in March. We believe that these programs will give us the opportunity to widen our customer base with better insight to our customer needs and buying habits. We will also have an opportunity to take advantage of differences in market conditions related to pricing of certain products, allowing us the ability to drive incremental gross profit dollars.

In closing, we remain optimistic about our long-term growth opportunities. The steps that we have taken over the past year has put the company in a position to have consistent and sustained unit growth over the next several years at higher levels than we have experienced in the past. We will look to augment our new store construction activity with acquisitions in both new and existing markets.

Keep in mind that we will always have return on invested capital as a top priority. As we look ahead in the remaining part of the fiscal year and into fiscal 2019 and beyond, we feel we have the opportunity to drive significant long-term shareholder value.

We will now take your questions.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions)

Shane Higgins of Deutsche Bank.

Shane Higgins: Just wanted to circle back on the prepared foods. Obviously, you guys are running pretty strong in August, and then you called out October, was weather. Can you help us understand how the cadence, traffic and average ticket was throughout the quarter and how you guys are doing thus far in the third quarter?

Bill Walljasper: Absolutely. You're exactly right. In the last earnings call, we certainly called out the mouth of August at that time. And we certainly were performing what we consider to be relatively strong in the month of August.

A that time, gallons were certainly trending above the current guidance at that time. And as you may recall, Shane, we did make some comments that both prepared foods and Grocery and General Merchandise were trending towards the higher end of the range.

As we moved through the quarter, that month of October really was the call out as far as the downward trend there. As we alluded to, we had a negative customer count on a same-store basis in the month of October.

One of the comments there that Terry made was it had to do with adverse weather patterns. And so in the month of October, throughout the majority of our area, we experienced on the weekends significant thunderstorm activity and rainstorms.

That may not sound like a severe weather pattern but when roughly about half to 60% of our pizza sales run through the weekends and you have customers that just don't get out and about because of the weather patterns, that will affect us on a short-term basis. And that's what we're referring to there.

And so really October was the month that really was the anomaly in the quarter when you look at it. Did that answer your question there, Shane?

Shane Higgins: So does that indicate that -- obviously you guys put your guidance down a little bit for the full year comp. But it seems to imply that comps are at least stabilizing, maybe [getting] slightly better for the remainder of the year. And you guys talked about the promotion that you guys just launched -- did November's trends give you guys some additional confidence that you guys can hit the midpoint of the new range for the back half?

Bill Walljasper: Yes. And I think the latter part of your question is kind of this quarter, quarter-to-date here and Q3 kind of where we're trending at, I think that might answer your question.

So with respect to the fuel gallons, we are trending ahead of our guidance quarter-to-date. With respect to growth in general merchandise and prepared foods, we would be in line with how we finished the second quarter results. And again, we just kicked off that Pizza to Pump promotion that Terry mentioned just about a week ago.

Ryan Gilligan: On the margins, obviously, margins were down a bit in the prepared foods. You guys did reaffirm the margin guidance for the year. Can you just give us some color as to some puts and takes for this quarter and as we look into the back half?

Bill Walljasper: Coming into the fiscal year, one of the gray areas, the unknowns, was the back half of the fiscal year, because at that point in time, we're really locked in our achieve through December of 2017. And so as we mentioned, we were fortunate that the pricing environment became favorable, and we were able to lock-in our cheese cost for the back half of year. So that give us some confidence to give that guidance still intact on the margin side of the equation.

Shane Higgins: Any changes to call out in terms of the competitive environment from any of the pizza chains or any of your other prepared food competitors?

Bill Walljasper: I don't think there's any changes that we would call out relative to what we've already called out in the past two quarters. We haven't seen necessarily any type of acceleration in that competitive landscape. Obviously, it still remains competitive but kind of a stable competitive, if you want to call it that.

Shane Higgins: On your inventories were up about 16% -- is that a reflection of the unit growth that you guys have for the back half of the year. Can you just help me understand the uptick in the inventories?

Bill Walljasper: There's really two things there. One would be we had a price increase in cigarettes. And so you saw significant rise there also with fuel, with the rising fuel you can see that in the inventory category as well.

Operator: Ryan Gilligan of Barclays.

Ryan Gilligan: On the digital engagement and price optimization projects, have you had enough time to size the opportunities yet and when do you think these initiatives can start to roll out?

Terry Handley: We had our first roll-up meeting with the digital team actually just yesterday. And the price optimization first meeting with those folks in terms of the roll-up first assessment will be here later in the month. So we're not ready to share with you exactly what we have planned. We want to see actually through some future discussion here what the workplan will actually look like.

And certainly as we've indicated in the call here so far is that we're looking at the end of January to have an understanding of where we're going forward and what tools or platforms may be required to get us off to the right start. And we will certainly bring you more clarity on that in the Q3 call.

Ryan Gilligan: How should we think about the cadence of unit growth for the rest of the year?

Bill Walljasper: [Of] the 66 stores that we have under construction, roughly about 2/3 of those we anticipate closing in the fourth quarter. And so a third will obviously come in here in Q3. As far as the acquisition, I would say most -- that's right on the bubble. I would push those ones that we have in our agreement in the fourth quarter. So definitely there'll be acceleration in the back half of the year.

So we fully anticipate to be somewhere close to opening roughly 80 new store constructions and at least as of the information that we presented, we're going to have at least 30 acquisitions rolling through.

Ryan Gilligan: Can you anticipate tax reform potentially changing your appetite for doing larger deals?

Bill Walljasper: We always have an appetite to look at any type of acquisition. And certainly whether that's a small or large, certainly the tax reform, as it sits now, stands to be a benefit to us. And so we'll have to evaluate how final bill comes out and rolls up from the H and Senate. But certainly that is a possibility.

I would say we definitely have seen an uptick in M&A activity. That's indicative by what we reported obviously. Right now, we have 14 acquired stores and 16 under agreement. That alone is probably the combined with the last two fiscal years together.

And certainly we are seeing many more people willing to have conversations about selling their business. We believe it's certainly a reflection of the environment that we've been talking about -- that they need, they are feeling the same type of strain that we are in a slower pace. So we're encouraged by that area.

Ryan Gilligan: And just quickly, credit card fees for the quarter?

Bill Walljasper: Yes, the credit card fees were $31.6 million.

Operator: Bonnie Herzog of Wells Fargo.

Bonnie Herzog: I wanted to circle back on your prepared food margins in the guidance that you did maintain. I want to understand your ability to hit these targets. Thinking about in the context of the stepped-up promos on your pizza business that you mentioned.

I want to understand what kind of impact that could have on your margins. And may be any other initiatives that you might have in the works, in the last couple of quarters for the year that could possibly negatively impact that margins.

Bill Walljasper: Around the prepared food margin, we certainly are locked-in to cheese for the remaining part of this fiscal year. So we're encouraged by that, and that will stabilize probably the biggest variable when it comes to the prepared food margin.

The other side of the equation -- one of the things that affected us in the second quarter was the weather patterns that happened to hit just about every weekend in the month of October. We obviously have production planners that were scheduled to meet the demands of our customers. And obviously, we have a high demand on the weekends.

So when activity like that happens on a repeat basis, we tend to have product in our warmers that we end up sale-ing. So there was a little bit of an anomaly coming through there. So we think we have opportunity to accelerate from that point on. Also keep in mind, we are locked-in on our coffee as well, well into the summer.

With respect to your question on the Pizza-To-Pump promotion, that actually is a coupon for fuel. So that will run through cost of goods sold in the fuel category not in the prepared food margin category.

Bonnie Herzog: So you're still feeling pretty darn confident that the margins will be -- you'll achieve them obviously, based on what you just mentioned?

Bill Walljasper: Yes, based on information we know today, we didn't see a reason to change that.

Now some of the other categories, we also maintained, obviously the unit growth right now, the low side of that is 90. And if you go through the math that we just talked about, so we're tracking at around 110 -- maybe a little bit higher than that -- units for this year, so that's one that looks like we're pushing towards the higher end of that guidance. The same holds true on the fuel gallon guidance, as well.

Bonnie Herzog: Right, I imagine you're on the upper end of your margin guidance there-- closer to the 20 CPG.

Bill Walljasper: Obviously, by what we reported, we're certainly in the upper end there as well as the same-store gallon movement. And, as we mentioned, at least as of this conference call, we are trending above the same-store gallon guidance currently.

Bonnie Herzog: I wanted to see if you could provide a bit more color on some of the key merchandise categories. I might have missed it but if you could drill down a little bit further on package beverages?

And you did mention, of course, the cig price increase that occurred and how your tobacco business performed. Did that in anyway have any impact on some of the softer traffic you mentioned?

Bill Walljasper: Well, I will say this, we think it's the weather that's causing more of the softer traffic right there. When we have a slower traffic pattern, whether that's low single-digit or even negative, it does permeate across all lines of our business. And so I would say the takeaway there in the month of October, we would have reported higher results throughout every line of our business if it hadn't been for those somewhat anomalies there.

So drilling down to your question with respect to the growth in general merchandise category, you may have picked out that we made a comment that we believe we're gaining market share within this category.

Part of the reason that we believe that is we have to get market data that's similar to what you do, with IRI, Nielsen data, also what we call supplier shipment data. And we are trending above all of that in the cigarette category, which obviously dominates the grocery and general merchandise category.

One of the things I want to point out more specifically, you probably heard us in the past conference calls talked about the beer category and how promotional that's been. Here in the second quarter, I think we started late in the second quarter, we went off those a lot of promotion activity. And so we definitely have seen a margin uptick in the beer category.

Our liquor sales are doing exceptionally well. We continue to look for opportunities to add more liquor to our stores. That seems to be a trend in especially in some of the younger consumers that we have. And so look for us to continue to increase the liquor offerings that we have.

Bonnie Herzog: On the traffic, you mentioned that you think a lot of it had to do with the weak weather, but I'm trying to understand with your stores and the locations, that's pretty widely spread. So curious if you could give us a sense of the traffic patterns across your portfolio. I'm wondering if you did see any pockets of traffic growth in some areas or maybe weather was better? Trying to really get an understanding of what happened, and if you're seeing signs of improvement.

Bill Walljasper: Yes. The magnitude of the weather and it seems odd to talk about rainfall, heavy rainfalls on the weekend can impact us and especially if it is a broad sweeping weather pattern for us.

The three states that would be impactful for the most, as you might know are Iowa, Missouri and Illinois, and that's where the weather patterns hit. That represent about 75% of our store base. Typically in the winter months, those storms that we get would probably isolated to the Northern part of our region. So this one just happened to be a little bit further sweeping.

Bonnie Herzog: And you're already feeling better about the traffic patterns so far in this next quarter?

Bill Walljasper: Yes, definitely, the traffic patterns are moving upward from the month of October.

Operator: Ryan of William Blair.

Ryan Domyancic: You talked about the negative traffic affecting the prepared food side. But gallon growth -- which I assume is a pretty good profit for traffic -- has been at high end of the guidance range for the past two quarters. So can you help us understand and reconcile why gallon growth has been meeting expectations but there's some issues inside the store with prepared food comp?

Bill Walljasper: There's probably a lot of things going on in the gallon area. Obviously, our market area, there's really no alternative for public transportation. So customers continue to have to go to and from work. We continue to add stores in key locations which, I think, is taking market share for us. Obviously, we have a fuel saver program that's different than some of our peers that also is helping out.

But we noticed that same type of what appears to be a disconnect in same-store gallons movement with respect to that transition on conversion inside. And that's one of the beauties of the Pizza-to-Pump promotion. In order to redeem that coupon, a customer will have to go inside the store so they buy a large pizza, redeem that coupon at some future date.

But to do so, as I just mentioned, they’re forced to come into the store. So we're trying to create more touch points with the consumer inside the store to convert them to some type of additional sales above and beyond just the fuel. So that's of the thought processes behind that promotion.

Ryan Domyancic: (Inaudible) that you've made progress in [sowing] the OpEx growth for the past two quarters, but the OpEx guide was reiterated. As you up the manager's salary increases in December, are there any other costs that are going to be backfilling of that cost that you're lapping that would cause OpEx growth to maintain its current trajectory and slow down?

Bill Walljasper: One of the things to think about and Bonnie might have asked or somebody asked the question about the cadence of new store rollouts. And so obviously, as we add more stores into the mix that will obviously add more operating expenses.

And so that's one of the things. We did discuss whether or not we should move that to guidance down. Obviously, we're trending to the low end of the guidance. Once we cycle over that Department of Labor, that will be one of those things that we might actually be slightly below. But we're probably a little bit cautious from our perspective especially after having reduced the prepared food same-store guidance now for two quarters in a row -- trying to take may be a little bit of a conservative approach in there.

Operator: Irene Nattel of RBC Capital Markets.

Irene Nattel: Thinking about your commentary around the value-conscious consumers, wondering what sort of promotional activity you might have planned incrementally, either in-store or above and beyond just that Pizza-and-Pump linkage, to really get at that? Because with farm income once again having been depressed for this year, that behavior is not likely to change as we get into even F '19.

Bill Walljasper: I will tell you this -- we have a series of promotion activity throughout the remainder of this fiscal year. As we get into the latter part of this fiscal year, we'll start to frame up and think about fiscal '19. We tend not to talk about those in advance not to give our competitors any type of forewarning of what we might promote coming up. But definitely your comments ring very true here.

Certainly there is a value-conscious customers. We don't think that's going to change in the near term. And so we are looking for ways to bring about some value propositions to the consumer, at the same time, trying to drive them inside of our stores. So that's what the promotional activity is about.

Now to Terry's comments earlier as well, I think when we look at that digital engagement side of that and start [ticking] that off as we head into fiscal '19, I think that will give us some really key insight on our consumer behavior and buying habits, that we then can at that point, have individual promotions specific to a customer rather than just a blanket promotion that would go throughout the entire corporate territory.

Irene Nattel: And again, presumably a lot of this initiatives really are geared to strengthen your most loyal customers, but at the same time, drive your top line through more effective promotions?

Bill Walljasper: Yes. That's exactly right.

Irene Nattel: On the OpEx side, the programs that you've implemented to date, have the results been better than you anticipated? What I'm really trying to get at is, the OpEx gains, are they bigger than you expected? Could the size of that pie be larger than what you've already disclosed?

Bill Walljasper: I would characterize it this way -- the ones that we have rolled out our performing as expected, we have several that we just rolled out here in the last fiscal quarter that really are not part of the results that we have reported, and I'd be happy to walk through some of those.

And the one that we first did was changing the automatic raise of $0.25 an hour after 90 days. And we did that and that resulted Q1 and Q2. That’s performing as expected. Also, we have taken a more tactical approach in our advertising spend.

You might recall that we did increase advertising pretty significantly in fiscal 2017. And so right now, advertising spend is down and tracking to where we believe it was expected to track at. And so several things that are just out there that I think will have an impact in the back half of the year.

We did, as I mentioned in the last call, we did establish a 3% merit increase target. As you might recall, we've been tracking prior to this at about 4% to 5% merit increase which may not seem like a lot but 1% to 2% movement is a pretty big number. That one takes the course of time to really see that benefit.

It is tracking right where we think it is. But keep in mind that everybody has the same anniversary date in the company so it takes at least a full year to cycle through that to see that full benefit.

We just implemented here recently what I'm going to characterize it as an increased focus on clocking in, clocking out, primarily focused on the clocking in side of it. And that, simply put is, we’ll have hourly employees that might be scheduled say, 9 to 5, when they come in at 8:45, everything, they're a hard worker. At the end of the day, we're paying them unscheduled labor hours.

And we’re a little more keen focused there and not allowing them to check in anytime sooner than when they're scheduled. So that just got kicked off the ground, so you're not seeing that in the fiscal quarter.

Also, we made a change in that shift differential hours here in the second quarter. We used to have a shift differential that we pay people through 8:00 a.m. We pulled that back several hours. And that will be a benefit moving forward here in the fiscal Q3 for us.

And then one of the things that I know store operations have done a great job is taking a look at our budgeted hours. And obviously when you're having maybe a slower pace of revenue and customer traffic, there might be opportunities to pull back some of the hours. And so we're tracking, that's obviously probably the biggest reason you're seeing that unchanged store base come down.

And so there's a number of things like that and we continue to look at the budget hours calculator as well. So just a few nuggets for you there.

Irene Nattel: On the proposed tax reform. A lot of what I read said on a blended basis, it would likely come in around 25%. So, number one, based on your state mix, is that the right level? And number two, is it really as simple as taking your tax rate down from let's call it 35 -36 rate level to the 25-ish level? Or is there something else we need to keep in mind?

Bill Walljasper: To answer your first part, when you adjust for all the potential changes and granted these changes could move -- but when you adjust for different things, some give and takes in the tax reform, that blended rate is basically what you just mentioned.

Our effective tax rate right now is around 37%. I think it has the opportunity to be somewhere -- I'm going to give you a range, 22% to 27%. I don't know when it's going to be in effect. Whether it's going to be 1/1/19 or how they reconcile that. And then the onetime effect, as I mentioned in my opening comments, is the reset of the deferred tax liabilities. And so when you think about that, that's a pretty significant number. That's well over $100 million of a reset that will hit the income statement on a onetime basis.

Operator: Ben Bienvenu of Stevens.

Unidentified Participant: This is Daniel for Ben. So I don't know if this has been discussed, but I did want to start on the prepared food guidance. Given we're halfway through the year and implied range for the prepared food comps in the back half looks to be pretty much. Is that an indication of the volatility you are seeing in your markets? Any color there on why the back half implication is still a pretty wide range?

Bill Walljasper: It’s still a pretty wide range predominant because of the Pizza-to-Pump promotion. Obviously, there's an opportunity to accelerate from where we're at. And so we decided to keep it at a relatively larger range at this point in time.

Unidentified Participant: The OpEx has been well controlled. Can you talk about the employee reaction to some of your labor management and decreased wage increases? Has there been any kind of meaningful change in turnover or employee retention with those changes?

Bill Walljasper: No, we haven't seen but that's a great question because that's a common question we get and one that we were concerned about. Right now, we haven't seen any type of significant or larger spread concern over some of the changes we've made.

But that's something we're going to have to continue to monitor. Especially when we start reducing hours, obviously it creates a strain on store operations and certainly don't want to cause any adverse or unintended consequences like additional turnover from reduced hours at a store that puts pressure on a managerial staff person.

Unidentified Participant: I think you called out a credit card fees where I heard you right were at 140 bps of the OpEx growth in the quarter? Your OpEx growth guidance of 9% to 11%, are you assuming any contribution of that from credit card fees, if we see gasoline prices continue to rise?

Bill Walljasper: Obviously, if fuel prices rise significant in the back half of the year, that will be one area that you will see spike up. And so keep in mind that credit card fees that $4.1 million that we referenced, that’d be a combination of credit card fees and our own fuel expense to run our fleet, so it’s twofold there.

Operator: Kelly Bania of BMO Capital.

Kelly Bania: On the prepared food comps, it sounds like the beginning of the quarter was maybe tracking over five, and possibly flat to negative in October. I guess the weather is a big factor there. But it just seems like a pretty big swing for weather. So just curious if there's anything else that you think is going on, any comparisons, any other market conditions or just how much analysis went into kind of looking at that and how that compares to historical weather patterns? And then also, if you look at kind of the trends within grocery versus prepared food, are you seeing any different or the same signs of price sensitivity or trade up or trade down or does it depend on the category? Just trying to get an understanding of really where your consumers' mindset is spirit.

Bill Walljasper: I try to get all those answer. If I missed 1, Kelly, please circle back with me on that. With respect to the prepared food comps, you're correct. I mean, we were trending certainly north of 5 in the month of August for prepared food and fountain. And so really started really kind of on the back half of September it and moved right into the almost entire month of October. So the analytics that we did -- and we started looking at weekdays, weekend days, things of that nature, understanding to the best of our knowledge and whether there's any other factors that are impacting us, we felt there is no other incremental factors that were impacting us, either in September or October that we didn't already see in the month of August. And so as I mentioned, 50% to 60% of all of our pizza sales happened on the weekends. Taking a step further, about 45% of all of our inside sales happen on the weekends. So when you have weather patterns or any other events for that matter, that would affect traffic on those periods of time. It will have a significantly higher impact -- adverse impact especially in the short period of time. And so when you look at the -- you're talking about almost 200% increase in precipitation, significant across almost 3 major states that we talked about. And so that's kind of when you look at the data, that's kind of how it rolls up. And so the back half of your question, you might have to reiterate for me, Kelly.

Kelly Bania: Just curious within the prepared food category, versus the grocery category, are you seeing the same trends in terms of price sensitivity, trade up, trade down? I think you have also mentioned you raised some cigarette prices? I think some of the prepared food price increases are falling off. Just I think in November so just curious about how you feel about those kind of signs and prices and your consumer willingness to accept those?

Bill Walljasper: You're right, we did our price increase that fell off in November. So that we chose not to have that type of price increase moving forward because of that value-conscious commentary that we gave. With respect to some of the trends that we are seeing, like for instance, cigarettes, we definitely continue to see a continued move towards more purchasing. It's obviously been slow over the last and over the last 12 to 18 months. But people continue to gravitate more to packs than cartons and more to value brand than the premium brand. And those are signs that certainly consumers continue to remain strained. Now the back half inside of the store excluding fuel is relatively consistent to where it was in the past 3 quarters. So we have some bit of stabilization there. I think that's encouraging. Farm income, there is some reports out there from the USDA that they expect an upward movement in farm income as we head into calendar '18. Now things don't turn overnight but those are all positive signs for us.

Kelly Bania: I'm sorry did you mention where quarter-to-date the comps are? Because I think you have a very warm November last year and I don't know if I missed that. So I'm just curious but all those dynamic dynamics you're cycling that.

Bill Walljasper: That was a good memory, Kelly. We did. We actually have the first half of November last year was unseasonably warm. And so there was a little bit of pressure. You might recall making again some comments about November last year, that was our strongest prepared food comp month of the year. I think might be the strongest gross and general merchandise month in the year as well. A lot had to do with the very seasonally high weather in the first part of November at the back half of November last year actually change. And we actually saw in the back half of November this year some very seasonally warm weather. So we stopped and saw in the pickup in the back half of November. And certainly so far, in December, the weather pattern seems to be favorable. If you ask a question about the quarter-to-date numbers, I think you did.

Kelly Bania: Yes.

Bill Walljasper: The commentary we gave in the quarter-to-date, in the fuel category we are trending above our guidance. In the grocery and general merchandise and the prepared food category, we are trending similar quarter-to-date the what we finished in the second quarter.

Kelly Bania: So you're expecting continued improvement in the prepared food category if you cycle the comparisons, would that be fair?

Bill Walljasper: Yes. That would be fair. Obviously, the piece of the pump promotion we certainly had the benefit there not only in the prepared food category but also in the gallon movement. In addition, I will point out that when you look at potential tailwind going forward here in Q4, you might recall that we have some adverse impacts from some deep discount promotions that we ran in the fourth quarter that did not resonate with the customer. And so we will be comping against some lighter, lighter numbers as we head into the back half of the year.

Kelly Ann Bania: And can you help us understand, you mentioned you've tested this Pizza-To-Pump promotion. What kind of results, what you learn from that, what you expect in terms over elasticity from something like that and how it impacts your fuel margins?

Bill Walljasper: Yes, so the last time we'd this was back in the state of Indiana back in 2014, and the reason we did it back then, obviously we saw behavior in the state of Indiana that we wanted to change. And so we wanted to get more presence in impacting our prepared food category and increase that brand recognition. We ran that for a short period of time with a great success.

Comps were probably 2x to 3x higher than the unchained store base in the state of Indiana. The takeaway though, the more positive takeaway from that program back in 2014 is after we shut it off, those comps continued to be relatively robust so there wasn't drop off. So I think it did what it was intended to do.

Now we're in a situation where we're trying to maybe change consumer behavior or play upon some of the value-conscious thought processes of our consumer. And so we decided at this point, let's just try to do this corporate-wide, understanding we’re not going to maybe have as big of an impact because obviously we have a strong brand recognition. But the idea is to shift the consumer behavior to think about that value proposition, to leverage several pieces of our business together. That would be the pizza category as well as the fuel category. Especially as we see retail fuel prices rise, we see how the Fuel Saver program has resonated over the years with our consumer and we feel we have an opportunity to kind of leverage both aspects of that.

As I mentioned in one of the earlier answers your questions, one of the nice things about the program in order to redeem the coupon, it does push the customer inside the store which gives us more opportunities to do a selective sale proposition. At this point, it would be hard for me to gauge what the impact might be on the fuel margin side; a lot of it has to do with the redemption of the coupon. If I recall back in 2014, we roughly had about a 50% redemption rate in that coupon.

Kelly Ann Bania: Just wanted to ask about the performance of new stores, how that's tracking relative to your expectation and then how many of the smaller stores you've opened so far and how that's going?

Bill Walljasper: Well, the stores are trending as expected for us. We monitor that relatively closely, looking at movement of not only of revenue ramp-up in all 3 of our major categories but also cash flow ramp-up. And so we haven't seen any discernible change that would give us pause in that program.

With respect I think you're asking about the smaller floor plan the 3,600-square-foot facility. This last fiscal year, I think we're doing about 1/3 of our stores with that smaller footprint. Continue to look for opportunities. We obviously continue to always tweak that store design to make sure that we're trying to meet the needs of the customer.

Operator: Ben Brownlow with Raymond James.

Ben Brownlow: You mentioned the fuel pricing strategy earlier on. I'm just trying to get my hands a little bit better around the conversion issues. Have you changed that fuel pricing strategy at all over the past few months aside from the promotion link coupons that you plan on running?

Bill Walljasper: I wouldn’t say we’ve changed it over the last few months; I'd probably characterize that as increased focus on the movements of our competitors and an increase focused on movement of wholesale gas. As we mentioned in the last conference call, we had a great opportunity to hire young man from Murphy to come in to be our Director of Fuels. We definitely had brought certainly a sharper light on that area. I wouldn’t say, however, that has changed the strategy at this point; it's just continued focus in that area. And gallon movement probably is related to other things that I mentioned with the previous answers.

Ben Brownlow: Okay. So it's fair to say --

Bill Walljasper: -- and I would say this though that when Terry talks about price optimization, fuel is part of that program. And so that's something that we are looking out to refine to see if there's an opportunity.

Ben Brownlow: And so, in effect, as opposed to following you’re being a little bit more active in some of those markets on trying to lead price?

Bill Walljasper: I'm not sure I'll call it lead price but certainly make sure that we are responsive as we should be to the changing issues within the fuel category by demographic.

Ben Brownlow: And on the tax reform, just given that the industry has historically passed through expense savings and kind of thinking of tax as obviously an expense, how do you see that playing out over a quarter or even 12 months? Do you see that being passed through the consumer in lower prices? And also how should we think about the impact to the cash tax, just given I hope it’d be that onetime kind of reset in the deferred tax expense, but that's been keeping your cash tax around 17% to 20% over the past few years. How should we think about that given the reform?

Bill Walljasper: I’ll probably defer the cash tax question until we know exactly how the bill is going to play out. It might be a follow-up question, Ben, in the March conference call.

With respect to your other questions, we've never had this type of broad sweeping tax change, at least in my time with the company. I can't sit here and tell you whether it will be pass through or not. Right now, I believe it will probably not be completely passed through to the consumer and be retained at the corporate levels, especially when you think about at least where our market area, Ben.

You think about our market area and kind of the economic environment that we're in, a lot of people have a slower pace in their operation. And there may be a likelihood for them to retain that as opposed to pass it on. But I guess the competitive landscape will have to play out here as we move forward.

Operator: (Operator Instructions)

Anthony Lebiedzinski of Sidoti & Company.

Anthony Lebiedzinski: Just looking again at the prepared foods and fountain category, store sales versus products in that segment, was there any notable divergence between that? Or was it consistent?

Bill Walljasper: Anthony, I got to apologize, you cut out several times there. I really didn't hear quite your question.

Anthony Lebiedzinski: Okay, I'll repeat it. Just looking at the prepared foods and fountain category, if I were to look at just the pizza sales versus the other products within that category, was it consistent or was there some divergence between the sales performance there?

Bill Walljasper: I would say that if you look at all 3 categories rolled out, there was definitely a more adverse impact on the pizza line than the other categories. And those other categories by way of reference would be your bakery and Fountain category.

Anthony Lebiedzinski: And also you mentioned before that your liquor sales are doing well. And I think there's plans to expand that. Do you mean to have more stores offering liquor or is it just the offering within your stores and also how many of your stores actually sell liquor nowadays?

Bill Walljasper: Yes. The answer there would be looking to add more stores with that product line as opposed to changing the product mix inside the existing stores. We have roughly a little less then 1,100 stores that sell liquor -- 872, I'm being told, sorry. And opportunities there, I guess, that will be a state-by-state basis. But there's hundreds and hundreds of opportunities that we think we'd like to put liquor in.

Anthony Lebiedzinski: And then switching gears just looking at the number of RINs actually sold in the quarter, the year-over-year basis was down 17.3% versus 17.8%. Can you say that whether this was some timing issue or something else going on?

Bill Walljasper: No, it wasn't a timing issue; it just probably is the movement of fuel at that particular time. I don't necessarily see that was a huge difference there. But nothing to point out at this time.

Anthony Lebiedzinski: And then just a quick housekeeping question. As far as store closing plans, anything for Q3 and Q4 that we should think about when we update our models?

Bill Walljasper: Well, we [aren’t able] to give you any I guess forward-looking comments on stores to close. But we always look at opportunities to close stores that aren't performing or we might have a replacement store that we might close, say, 1 or 2 stores. But I would anticipate that the run rate to be similar to last year.

Operator: That concludes our Q&A session for today. I'd like to turn the call back over to Mr. Bill Walljasper for any closing remarks.

Bill Walljasper: Well I’d just like to thank everyone for joining us this man. Great questions. I wish all of you and your families a great holiday season. Thanks.

Operator: Ladies and gentleman, thank you for your participation in today's conference.

This does conclude the program. You may now disconnect.